Exhibit 1.1

EXECUTION COPY

STANDBY PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) has been entered into as of             , 2013, by and among Maudore Minerals Ltd. (“Maudore”); Gregory Struble, a businessman resident in Michigan, United States; George Fowlie, a businessman resident in Toronto, Canada; and Kevin Tomlinson, a businessman resident in Surrey, United Kingdom (Messrs. Struble, Fowlie and Tomlinson being referred to herein collectively as the “Standby Purchasers”).

WHEREAS Maudore proposes to effect an offering of Rights to the holders of record of its Common Shares pursuant to a short form prospectus;

WHEREAS each of the Standby Purchasers has agreed to: (i) fully exercise any Basic Subscription Right available to such Standby Purchaser; and (ii) purchase Common Shares offered under the Rights Offering that are not otherwise purchased thereunder, each up to the aggregate amount set out opposite his name in Schedule B hereto, on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed as set forth below.

ARTICLE 1

INTERPRETATION

1.1	Definitions. In this Agreement and in the recitals hereto, unless something in the subject matter is inconsistent therewith, capitalised terms shall have the meanings set forth in Schedule A.

1.2	Headings, etc. The division of this Agreement into articles, sections, paragraphs and clauses and the provision of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this agreement”, “hereof’, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to articles, sections, paragraphs or clauses are to articles, sections, paragraphs or clauses of this Agreement.

1.3	Plurality and Gender. Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders.

1.4	Currency. Unless otherwise specifically stated, all references to dollars and cents in this Agreement are to the lawful currency of Canada.

1.5	Governing Law. This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party hereby unconditionally and irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising out of this Agreement.

1.6	Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. The parties hereto agree to negotiate in good faith a substitute provision which shall be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable. The invalidity or unenforceability of any provision in any particular jurisdiction shall not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.

1.7	Statutes. Any reference to a statute, act or law shall include and shall be deemed to be a reference to such statute, act or law and to the regulations, instruments and policies made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute, act or law that may be passed which has the effect of supplementing or superseding such statute, act or law so referred to.

1.8	Obligations of Standby Purchasers. It is expressly agreed that the obligations of the Standby Purchasers hereunder are several, and not joint or solidary (joint and several). No Standby Purchaser shall be responsible or liable for any breach or default by any other Standby Purchaser of such Standby Purchaser’s obligations hereunder.

ARTICLE 2

RIGHTS OFFERING AND STANDBY COMMITMENT

2.1	Conduct of Rights Offering. Subject to and in accordance with the terms hereof, Maudore agrees to offer, in accordance with Securities Laws and pursuant to the Prospectus and Form F-7, the Rights and the Common Shares issuable upon the exercise of the Rights to Persons that are (i) the holders of record of Common Shares on the Record Date in the Qualifying Jurisdictions, and (ii) the holders of record of Common Shares on the Record Date in other eligible jurisdictions, provided that the offering to and subscription by such holders is lawful (including under any available exemptions) and in compliance with all securities and other laws applicable in the jurisdiction where such holders are resident.

2.2	Commitment of Standby Purchasers. Subject to the terms hereof, each of the Standby Purchasers undertakes and agrees, on a several and not joint basis, to subscribe for Standby Purchaser Rights Offering Shares and Standby Shares having an aggregate Subscription Price equal to his Subscription Commitment, as follows:

(a)	Exercise of Basic Subscription Right: each Standby Purchaser shall exercise, or shall direct his Affiliates to exercise, his or its Basic Subscription Right, in full, and subscribe for all of the Standby Purchaser Rights Offering Shares to which he or it is entitled to subscribe under his or its Basic Subscription Right, not less than ten (10) Business Days prior to the Expiry Date; and

(b)

Standby Commitment: on the Closing Date, each Standby Purchaser shall purchase from Maudore and Maudore shall sell to each Standby Purchaser, a number of Standby Shares having an aggregate Subscription Price equal to his Standby Commitment; provided, however that the Standby Commitment of each Standby Purchaser and the standby commitments of the other Standby Purchasers shall be subject to proportionate reduction, if required. The number of Standby Shares to be purchased by each of the Standby Purchasers shall be determined by Maudore in accordance with the provisions hereof. Such determination by Maudore shall be final and binding on the parties hereto and Maudore shall advise each Standby Purchaser thereof, in writing, on the Business Day immediately preceding the Closing Date.

For greater certainty, no Standby Purchaser shall be required to subscribe for Standby Purchaser Rights Offering Shares and Standby Shares in excess of his Subscription Commitment.

2.3	Timing of Rights Offering. Subject to and in accordance with the terms hereof, Maudore agrees that it will file with the Canadian Securities Commissions (i) the Preliminary Prospectus (in English and French) on or about November 12, 2013; and (ii) the Final Prospectus (in English and French) on or before the day which is three Business Days following the date on which all necessary approvals and consents are received from the Canadian Securities Commissions and the TSXV which are necessary or advisable, in Maudore’s opinion, acting reasonably, to proceed with the filing of the Final Prospectus and completion of the Rights Offering. Maudore will use commercially reasonable efforts to obtain a receipt (or analogous decision document) as soon as possible following the filing of each of the Preliminary Prospectus and Final Prospectus (and any Prospectus Amendment) with the Canadian Securities Commissions and take all other steps and proceedings that may be necessary in order to qualify the distribution of the Securities in each of the Canadian Qualifying Jurisdictions in which the Final Prospectus has been filed.

2.4	Payment for Standby Purchaser Shares. Subject to and in accordance with the terms hereof, on the Closing Date, each Standby Purchaser shall pay in immediately available funds by wire transfer to an account designated by Maudore, or by certified cheque payable to Maudore, the aggregate Subscription Price that is payable for the Standby Purchaser Shares to be purchased by Maudore hereunder and Maudore shall issue the Standby Purchaser Shares to the Standby Purchasers.

ARTICLE 3

COVENANTS OF MAUDORE RELATING TO THE RIGHTS OFFERING

3.1	Subject to and in accordance with the terms hereof, Maudore undertakes and agrees with and in favour of the Standby Purchasers that:

(a)	U.S. Offers and Sales. Maudore shall prepare and file with the SEC a registration statement on Form F-7 covering the registration under the 1933 Act of the Common Shares issuable upon the exercise of the Rights (excluding, for greater certainty, privately placed Standby Purchaser Rights Offering Shares and Standby Purchaser Shares pursuant to this Agreement).

(b)	Supplementary Material. If required by Securities Laws, Maudore shall prepare any amendments to the Prospectus or any documentation supplemental thereto or any amending or supplemental documentation or any similar document required to be filed by Maudore under the Securities Laws. Maudore shall also promptly, and in any event within any applicable time limitation, comply with all applicable filing and other requirements under the Securities Laws as a result of any Material Adverse Change.

(c)	Consents and Approvals. Maudore will use its commercially reasonable efforts to obtain all necessary consents, approvals or exemptions for the creation, offering and issuance of the Securities in all Qualifying Jurisdictions as contemplated herein and in the Prospectus and the entering into and performance by Maudore of this Agreement (including, for greater certainty, the issuance of the Rights and the Common Shares issuable upon the exercise of such Rights, as well as the issuance to the Standby Purchasers of the Standby Purchaser Shares).

(d)	Cease Trade Order or Other Investigation. From the date hereof through the earlier of (i) the Closing Date and (ii) the termination of this Agreement, Maudore will immediately notify the Standby Purchasers in writing of any written demand, request or inquiry (formal or informal) by any Securities Commission, the TSXV or other Governmental Entity that concerns any matter relating to the affairs of Maudore that may affect the Rights Offering, the transactions contemplated herein, or any other matter contemplated by this Agreement, or that relates to the issuance, or threatened issuance, by any such authority of any cease trading or similar order or ruling relating to any securities of Maudore. Any notice delivered to the Standby Purchasers as aforesaid shall contain reasonable details of the demand, request, inquiry, order or ruling in question.

(e)	TSXV Listing. Maudore shall take all action as may be required and appropriate so that the Rights, the Common Shares issuable upon exercise of the Rights and the Standby Purchaser Shares have been conditionally approved for listing on the TSXV, subject to receipt of customary final documentation.

(f)	Securities Laws. Maudore shall take all action as may be necessary and appropriate so that the Rights Offering and the transactions contemplated in this Agreement will be effected in accordance with Securities Laws.

(g)	Obtaining of Report. Maudore will cause CST Trust Company to deliver to the Standby Purchasers, as soon as is practicable following the Expiry Time, details concerning the total number of Rights duly subscribed and paid for by holders of Rights under the Rights Offering, including those Rights subscribed and paid for pursuant to the Additional Subscription Privilege.

(h)	Mailing of Materials. Maudore will use reasonable efforts to effect and complete the mailing of commercial copies of the Final Prospectus to each of the registered holders of the Common Shares in the Qualifying Jurisdictions, in each case, as soon as possible following the Record Date, and to the beneficial holders of Common Shares in Canada in the manner contemplated by National Instrument 54-101 as soon as possible following the Record Date.

(i)	Use of Proceeds. The net proceeds (net of all legal and accounting fees and expenses related to the Rights Offering) received by Maudore in connection with the Rights Offering and the sale and issuance by Maudore of the Standby Purchaser Shares to the Standby Purchasers will be used by Maudore as described under the heading “Use of Proceeds” in the Prospectus and for no other purpose.

(j)	Continuing Information Delivery Obligation. For so long as any of the Standby Purchasers hold any Common Shares that are not freely tradeable under Rule 144(k) under the 1933 Act, Maudore will (regardless of whether Maudore is (i) subject to section 13 or 15(d) of the 1934 Act, or (ii) exempt from reporting pursuant to Rule 12g3-2(b) under the 1934 Act) furnish to the Standby Purchasers and to prospective investors designated by the Standby Purchasers upon their written request, the information required to be delivered pursuant to Rule 144A(d)(4) under the 1933 Act to facilitate the re-sale of such securities pursuant to Rule 144A under the 1933 Act. In addition, for so long as any of the Standby Purchasers hold any Common Shares, in order to provide the Standby Purchasers the benefits of Rule 144 under the 1933 Act, Maudore will make and keep public information available, as defined in Rule 144, all to the extent required from time to time to enable such Standby Purchasers to sell Common Shares without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144. Upon the written request of any Standby Purchaser, Maudore will deliver to such holder a written statement as to whether Maudore has complied with such information and requirements.

ARTICLE 4

CHANGES

4.1	Material Change During Distribution. During the period from the date of this Agreement to the Closing Date, Maudore shall promptly notify the Standby Purchasers in writing of any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of Maudore.

4.2	Change in Closing Date. If a material change occurs after the date of filing of the Final Prospectus with the Canadian Securities Commissions and prior to the Closing Date, then, subject to Article 7, the Closing Date shall be, unless Maudore and the Standby Purchasers otherwise agree in writing, the earlier of the previously scheduled Closing Date and the sixth Business Day following the date on which all applicable filings or other requirements of the Securities Laws with respect to such material change have been complied with in all Qualifying Jurisdictions and any appropriate MRRS decision documents have been obtained for such filings, and notice of such filings from Maudore or Maudore’s counsel have been received by the Standby Purchasers; provided, however, that in no event shall the Closing Date be later than December 31, 2013.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1	Representations and Warranties of Maudore. Maudore represents and warrants to the Standby Purchasers the representations and warranties set forth in Schedule C.

5.2	Representations, Warranties and Covenants of the Standby Purchasers. Each of the Standby Purchasers represents, warrants and covenants, on a several and not a joint or solidary (joint and several) basis, to Maudore the representations, warranties and covenants set forth in Schedule D.

5.3	Survival. All representations and warranties of Maudore or each Standby Purchaser contained herein (including the Schedules) or contained in any document delivered pursuant to this Agreement or in connection with the Rights Offering herein contemplated, shall survive the completion of the purchase of the Standby Purchaser Rights Offering Shares and the Standby Purchaser Shares by the Standby Purchasers and shall continue in full force and effect for a period of three years notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of the Standby Purchasers or Maudore.

ARTICLE 6

CLOSING AND CONDITIONS

6.1	The closing of the purchase by the Standby Purchasers and sale by Maudore of the Standby Purchaser Shares to be purchased by the Standby Purchasers hereunder shall be completed at the offices of Blake, Cassels & Graydon LLP, 600 de Maisonneuve Boulevard West, Suite 2200, Montreal, QC H3A 3J2, Canada at 8:30 a.m. (Montreal time) on the Closing Date or at such other time and/or on such other date and/or at such other place as Maudore and the Standby Purchasers may agree upon in writing. On such date, and upon payment being made by the Standby Purchasers in accordance with Section 2.4, definitive certificates representing the number of Common Shares that is equal to the number of Standby Purchaser Shares to be purchased by each of the Standby Purchasers hereunder shall be delivered to each of the Standby Purchasers by Maudore and such certificates shall be registered in the name of each of the Standby Purchasers or one or more designees of each of the Standby Purchasers, as applicable.

6.2	The obligation of the Standby Purchasers to complete the closing of the transactions set out in this Agreement is subject to the following conditions being satisfied in full:

(a)	there shall not be any claims, litigation, investigations or proceedings, including appeals and applications for review, in progress, or to the knowledge of Maudore, pending, commenced or threatened in respect of the Rights Offering by any Person that have a reasonable likelihood of success in the judgment of the Standby Purchaser and that are material to Maudore;

(b)	Maudore shall have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all relevant securities regulatory authorities and other governmental and regulatory bodies required in connection with the Rights Offering and the purchase of Standby Purchaser Shares by the Standby Purchasers as contemplated by this Agreement;

(c)	the TSXV shall have approved the listing of the Rights, the Standby Shares and the Common Shares issuable upon the exercise of the Rights, subject to the filing of customary documents with the TSXV;

(d)	since the respective dates as of which information is given in the Final Prospectus, as amended by any Prospectus Amendment, there shall not have been any material change (actual, anticipated, contemplated or threatened, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of Maudore other than as disclosed in the Final Prospectus or any Prospectus Amendment, as the case may be;

(e)	no order, ruling or determination having the effect of suspending the sale or ceasing the trading of the Common Shares or any other securities of Maudore shall have been issued by any Securities Commission that is continuing in effect and no proceedings for that purpose shall have been instituted or be pending or, to the knowledge of Maudore, been contemplated or threatened under any of the Securities Laws or by any Securities Commission;

(f)	Maudore shall have duly complied in all material respects with the terms, conditions and covenants of this Agreement on its part to be complied with up until the Closing Date; and

(g)	the representations and warranties of Maudore contained in this Agreement shall be true and correct in all material respects as of the Closing Date, except to the extent that any failure to be true and correct in all material respects does not result in a Material Adverse Change.

6.3	Maudore agrees that the conditions contained in Section 6.2 will be complied with so far as the same relates to acts to be performed or to be caused to be performed by Maudore and that Maudore will use its commercially reasonable efforts to cause such conditions to be complied with.

6.4	Provided that Maudore has used its commercially reasonable efforts to comply with (or cause to be complied with) such conditions, the obligation of Maudore to complete the closing of the transactions set out in this Agreement is subject to the following conditions being satisfied in full:

(a)	Maudore shall have obtained all necessary approvals, orders, rulings and consents of all relevant securities regulatory authorities and other governmental and regulatory bodies required in connection with the Rights Offering and the purchase of Standby Purchaser Shares by the Standby Purchasers as contemplated by this Agreement;

(b)	the TSXV shall have approved the listing of the Rights, the Standby Shares and the Common Shares issuable upon the exercise of the Rights, subject to the filing of customary documents with the TSXV;

(c)	no order, ruling or determination having the effect of suspending the sale or ceasing the trading of the Common Shares or any other securities of Maudore shall have been issued by any Securities Commission that is continuing in effect and no proceedings for that purpose shall have been instituted or be pending or, to the knowledge of Maudore, been contemplated or threatened under any of the Securities Laws or by any Securities Commission;

(d)	the Standby Purchasers shall have duly complied in all material respects with the terms, conditions and covenants of this Agreement on their part to be complied with up until the Closing Date; and

(e)	the representations and warranties of the Standby Purchasers contained in this Agreement shall be true and correct in all material respects as of the Closing Date, except to the extent that any failure to be true and correct in all material respects does not result in a Material Adverse Change.

ARTICLE 7

TERMINATION

7.1	Termination by Maudore. Maudore shall be entitled, at any time and in its sole discretion, to elect to terminate this Agreement by giving written notice of such election to the Standby Purchasers, if:

(a)	the conditions to closing in favour of Maudore referred to in Section 6.4 (other than the representations and warranties set out in Section 6.4(d) and 6.4(e)) have not been satisfied on or before January 31, 2014;

(b)	the Final Prospectus has not been filed in each of the Canadian Qualifying Jurisdictions on or before December 16, 2013; or

(c)	the Rights Offering is otherwise terminated or cancelled or the closing as contemplated in Article 6 has not occurred on or before January 31, 2014,

provided, however, that Maudore shall be entitled to make such election to terminate only if Maudore has used commercially reasonable efforts to comply with its obligations under this Agreement which directly or indirectly relate to the relevant termination right which are required to have been performed prior to the time of giving such notice to the Standby Purchasers.

7.2	Termination by the Standby Purchasers. Each of the Standby Purchasers shall be entitled, severally and not jointly or solidary (jointly and severally) to elect to terminate this Agreement by giving written notice of such election to Maudore if:

(a)	the conditions to closing in favour of the Standby Purchasers referred to in Section 6.2 (other than the representations and warranties set out in Sections 6.2(f) and 6.2(g)) have not been satisfied on or before January 31, 2014;

(b)	the Final Prospectus has not been filed in each of the Canadian Qualifying Jurisdictions on or before December 16, 2013; or

(c)	the Rights Offering is otherwise terminated or cancelled or the closing as contemplated in Article 6 has not occurred on or before January 31, 2014.

7.3	Notwithstanding any other provision hereof, should Maudore or the Standby Purchasers validly terminate this Agreement pursuant to, and in accordance with, this Article 7, the obligations of both Maudore and the Standby Purchasers under this Agreement shall terminate and there shall be no further liability on the part of the Standby Purchasers to Maudore or on the part of Maudore to the Standby Purchasers hereunder.

ARTICLE 8

NOTICE

8.1	Notice. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by facsimile transmission as set forth below, or to such other address, facsimile number or Person as may be designated by notice.

(a)	In the case of Maudore:

Maudore Minerals Ltd.

2000 rue Peel

Suite 620

Montreal, Quebec

H3A 2W5

Canada

Attention:         Chairman

Fax:                   514 439-0590

With a copy to:

Blake, Cassels & Graydon LLP

23 College Hill, 5th Floor

London EC4R 2RP

England

Attention:   David Glennie

Fax:             +44 20 7429 3560

(b)	In the case of Mr. Gregory Struble:

47490 Edinborough Lane

Novi, Michigan

48374

United States of America

Email: greg.struble@maudore.com

(c)	In the case of Mr. George Fowlie:

GRF Capital Advisors Inc.

123 Front Street West, Suite 905

Toronto, Ontario

M5J 2M2

Canada

Email: gfowlie@grfcapital.com

(d)	In the case of Mr. Kevin Tomlinson:

1 Montague Road,

Richmond Surrey, England

TW106QW

United Kingdom

Fax No.:            +44 (0) 77 4937 1043

8.2	Receipt of Notice. Notice shall be deemed to be given on the day of actual delivery or the day of facsimile transmission or other means of electronic transmission, as the case may be, or if not a Business Day, on the next Business Day.

ARTICLE 9

MISCELLANEOUS

9.1	Expenses. Maudore will be responsible for all expenses related to the Rights Offering, whether or not Maudore is completed, including, without limitation, all fees and disbursements of its legal counsel, all fees and disbursements of its accountants and auditors, all expenses related to roadshows and marketing activities and any marketing documents or materials (including, without limitation, slide presentations and videos, if any), printing costs, translation fees and filing fees. All fees and disbursements of legal counsel to the Standby Purchasers and out-of-pocket expenses incurred by the Standby Purchasers shall be borne by the Standby Purchasers.

9.2	Further Assurances. The parties hereto agree to do all such things and take all such actions as may be necessary or desirable to give full force and effect to the matters contemplated by this Agreement.

9.3	Assignment. This Agreement may not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other parties hereto.

9.4	Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

9.5	Waiver. Failure by any party hereto to insist in any one or more instances upon the strict performance of any one of the covenants or rights contained herein shall not be construed as a waiver or relinquishment of such covenant. No waiver by any party hereto of any such covenant or right shall be deemed to have been made unless expressed in writing and signed by the waiving party.

9.6	Amendments. No term or provision hereof may be amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of the amendment, discharge or termination is sought.

9.7	Counterparts and Facsimile. This Agreement may be signed in one or more counterparts, each of which once signed shall be deemed to be an original. All such counterparts together shall constitute one and the same instrument. Notwithstanding the date of execution of any counterpart, each counterpart shall be deemed to bear the effective date first written above. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person

9.8	Time. Time shall be of the essence of this Agreement.

9.9	Entire Agreement. This Agreement and any other agreements and other documents referred to herein and delivered in connection herewith, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.

9.10	Language. The parties hereby confirm their express wish that this document and all documents and agreements directly or indirectly related thereto be drawn up in English. Les parties aux présentes reconnaissent qu’à leur demande le présent document ainsi que tous les documents et conventions qui s’y rattachent directement ou indirectement sont rédigés en langue anglaise.

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IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the date first written above.

MAUDORE MINERALS LTD.

By:
Name:
Title:

By:
Gregory Struble

By:
George Fowlie

By:
Kevin Tomlinson

SCHEDULE A

Definitions

“1933 Act” means the United States Securities Act of 1933, as amended, including the rules and regulations adopted by the SEC thereunder;

“1934 Act” means the United States Securities Exchange Act of 1934, as amended, including the rules and regulations adopted by the SEC thereunder;

“Additional Subscription Privilege” means the entitlement of a holder of Rights, who has exercised in full the Basic Subscription Privilege attaching to its Rights, to subscribe pursuant to the Rights Offering for additional Common Shares (if such are available), as such entitlement shall be further detailed in the Prospectus;

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning;

“Basic Subscription Privilege” means the entitlement of a holder of Rights to subscribe pursuant to the Rights Offering for one Common Share at a price equal to the Subscription Price for each of Right held, as such entitlement shall be further detailed in the Prospectus;

“Business Day” means any day, other than a Saturday or a Sunday, upon which banks are open for business in Montreal, Canada and Toronto, Canada;

“Canadian Securities Commissions” means, collectively, the securities commission or similar securities regulatory authorities of each Canadian Qualifying Jurisdiction;

“Closing Date” means two Business Days following the Expiry Date, or such other date as may be agreed by Maudore and the Standby Purchasers, which in no event shall be later than January 31, 2014;

“Common Shares” means the common shares in the share capital of Maudore;

“Expiry Date” means the date on which the Rights shall expire and become null and void as set out in the Final Prospectus, such date being expected to be on or about the twenty-first day following the date on which the Final Prospectus is mailed to Persons who are holders of Common Shares as of the Record Date;

“Expiry Time” means 5:00 p.m. (Montreal time) on the Expiry Date;

“Final Prospectus” means the final short form prospectus to be filed by Maudore with the Securities Commissions in each of the Canadian Qualifying Jurisdictions in connection with the offer and sale of the Securities, as amended by any Prospectus Amendment to the Final Prospectus;

“Form F-7” means the registration statement on Form F-7 to be filed by Maudore with the SEC in connection with the Rights Offering, as amended by any amendment thereto;

“Governmental Entity” means any (i) multinational, federal, provincial, territorial, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

“Laws” means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, instruments, policies, guidelines, and general principles of common law and equity, binding on or affecting the Person referred to in the context in which the word is used;

“Material Adverse Change” means any change, effect, event, occurrence or state of facts that, individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition, assets or liabilities (contingent or otherwise) of Maudore, other than any change, effect, event, occurrence, circumstance or state of facts relating to (i) general political, economic or financial conditions, (ii) any change in applicable Laws or in the interpretation thereof by any Governmental Entity; (iii) any natural disaster; (iv) the closing of the Rights Offering; or (v) changes affecting the mining industry generally or the price of gold, except such change, effect, event, occurrence or state of facts to the extent that any such change, effect, event, occurrence, circumstance or state of facts has a material and disproportionate effect on Maudore, its business, operations or financial condition, assets, or liabilities (contingent or otherwise) compared to similar mining and/or exploration and/or development companies;

“Misrepresentation” means (a) a “misrepresentation” as defined in Section 1(1) of the Securities Act or (b) as to any document, any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

“MRRS” means the Mutual Reliance Review System;

“Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, trust, estate, custodian, trustee, executor, administrator, nominee or other entity or organisation, including a Governmental Entity or political subdivision or an agency or instrumentality thereof;

“Preliminary Prospectus” means the preliminary short form prospectus expected to be filed on or about November 12, 2013 with the Securities Commissions in each of the Canadian Qualifying Jurisdictions in connection with the offer and sale of the Securities;

“Prospectus” means, collectively, the Preliminary Prospectus, the Final Prospectus, and any Prospectus Amendment;

“Prospectus Amendment” means any amendment to the Preliminary Prospectus or the Final Prospectus;

“Public Documents” means the following documents of Maudore: (i) the annual information form dated October 21, 2013 for the year ended December 31, 2012; (ii) the audited financial statements as at December 31, 2012 and 2011 and statements of financial position, statements of comprehensive loss, statements of change in equity and statements of cash flows for the years ended December 31, 2012 and 2011, together with the notes thereto and the independent auditor’s report thereon; (iii) the management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2012; (iv) the unaudited condensed consolidated interim financial statements for the three- and six-month periods ended June 30, 2013, together with the notes thereto; (v) the management’s discussion and analysis of financial condition and results of operations for the three- and six-month periods ended June 30, 2013; and (vi) any other document which is incorporated by reference in the Prospectus;

“Qualifying Jurisdictions” means each of the provinces of Canada (the “Canadian Qualifying Jurisdictions”), the United States and such other jurisdictions as Maudore may determine;

“Record Date” means the record date for the purpose of the Rights Offering that will be established by Maudore in the Final Prospectus;

“Rights” means the transferable rights to subscribe for Common Shares offered by Maudore pursuant to the Rights Offering pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege at the Subscription Price;

“Rights Offering” means the offering by Maudore of Rights to the holders of Common Shares on the Record Date to purchase Common Shares at the Subscription Price undertaken in accordance with Article 2;

“SEC” means the United States Securities and Exchange Commission;

“Securities” means, collectively, the Rights, the Common Shares issuable upon exercise of the Rights, and the Standby Shares;

“Securities Act” means the Securities Act (Ontario), as amended;

“Securities Commissions” means, collectively, the securities commissions or similar securities regulatory authorities of the Qualifying Jurisdictions;

“Securities Laws” means all applicable securities Laws (including, for the avoidance of doubt, state “blue sky” laws) of each of the Qualifying Jurisdictions and the applicable rules of the TSXV;

“SEDAR” means the System for Electronic Document Analysis and Retrieval (SEDAR) as further described within National Instrument 13-101 of the Canadian Securities Administrators;

“Standby Commitment” means the obligation of each Standby Purchaser to purchase a number of Standby Shares having an aggregate Subscription Price equal to the difference, if any, between: (A) the amount of such Standby Purchaser’s Subscription Commitment, and (b) the aggregate Subscription Price of all Standby Purchaser Rights Offering Shares acquired by such Standby Purchaser, whether pursuant to the Basic Subscription Right or the Additional Subscription Privilege;

“Standby Purchaser Rights Offering Shares” means the Common Shares issuable to each Standby Purchaser pursuant to the exercise of the Rights held by such Standby Purchaser or its Affiliates;

“Standby Purchaser Shares” means, in respect of each Standby Purchaser, those Standby Shares required to be purchased by such Standby Purchaser pursuant to section 2.2(b);

“Standby Purchasers” has the meaning given on the cover page of this Agreement;

“Standby Shares” means Common Shares that are not otherwise subscribed for and taken up under the Rights Offering by holders of Rights;

“Subscription Commitment” of a Standby Purchaser means the amount set out opposite the name of such Standby Purchaser in Schedule B hereto;

“Subscription Price” means the exercise price per Common Share applicable under the Rights Offering, which price per Common Share shall be $0.10 or such other price per Common Share as is agreed to in writing prior to the filing of the Final Prospectus;

“TSXV” means the TSX Venture Exchange; and

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

SCHEDULE B

Subscription Commitments of the Standby Purchasers

Standby Purchaser	Amount of Subscription Commitment
Gregory Struble	$50,000
George Fowlie	$50,000
Kevin Tomlinson	$200,000

SCHEDULE C

REPRESENTATIONS, WARRANTIES AND COVENANTS OF MAUDORE

(a)	Maudore has been duly incorporated and organised and is validly existing and in good standing under the Laws of Ontario and has all requisite corporate power to conduct its business as currently conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the material conduct of its business or its ownership or leasing of material property requires such qualification.

(b)	The authorised capital of Maudore consists of an unlimited number of Common Shares, of which there were, as of the date of this Agreement, 47,241,522 Common Shares issued and outstanding. Except as described in the Public Documents, no Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from Maudore, of any Common Shares or other securities of Maudore.

(c)	When issued and delivered to the respective purchaser and, where applicable, paid for by the respective purchaser in accordance with the terms and conditions of the Rights Offering and/or the terms and conditions of this Agreement, the Securities will be validly issued, fully paid and non-assessable and will be free and clear of all liens, pledges, claims, encumbrances, security interests and other restrictions, except for any restrictions on resale or transfer imposed by applicable Laws. The issuance of the Securities will not be subject to any pre-emptive or similar rights (it being acknowledged by the Standby Purchasers that the number of Standby Shares that they may be entitled to receive pursuant to this Agreement will depend on the number of Common Shares issued to those Persons who have exercised Rights prior to the Expiry Time).

(d)	The execution, delivery and performance by Maudore of this Agreement:

(i)	has been duly authorised by all necessary corporate action on its part;

(ii)	does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) violate its articles of incorporation or by-laws or result in a breach of or a violation of, or constitute a default under, or conflict with, any provision of any material indenture, mortgage, agreement, contract or other material instrument to which Maudore is a party or by which Maudore or any of its properties or assets is bound; and

(iii)	will not result in the violation of any applicable Law,

excluding such breaches, violations or conflicts that would not, individually or in the aggregate, result in a Material Adverse Change or have a material adverse effect on the Rights Offering or on the other transactions contemplated hereunder.

(e)	This Agreement has been duly executed and delivered by Maudore and constitutes a legal, valid and binding obligation of Maudore, enforceable against it in accordance with its terms, subject only to (i) any limitation under applicable Laws relating to bankruptcy, insolvency, arrangements or other laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(f)	No consent, approval, order or authorisation of, or declaration with any Governmental Entity or any third party is required by or with respect to Maudore or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions by Maudore contemplated hereby, other than the consents, approvals, or authorisations that may be required by the Securities Laws of any Qualifying Jurisdiction and the consent of FBC Holdings S.à.r.l.

(g)	At the time of its filing and as at the Closing Date, the Prospectus will comply, in all material respects, with the requirements of any applicable Securities Laws in the Canadian Qualifying Jurisdictions (and the Form F-7 will become and remain effective and no notice of objection of the SEC to the use of the Form F-7 or any amendment thereto will have been received); and at the time of its filing and as at the Closing Date, the information and statements contained therein are true and correct in all material respects, contain no misrepresentation and constitute full, true and plain disclosure of all material facts (as such term is construed under the Securities Act) and do not omit any material facts relating to Maudore and as concerns the Rights Offering and the transactions contemplated herein and did not or will not contain any Misrepresentation; provided that the foregoing shall not apply to any information or statements contained in the Prospectus relating to the Standby Purchasers which the Standby Purchasers have approved in writing for inclusion in such Prospectus.

(h)	At the Closing Date and subject to the completion of the filings and other matters contemplated herein, the distribution of the Securities by Maudore will comply with applicable Securities Laws.

(i)	Maudore is not an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940, as amended.

SCHEDULE D

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE

STANDBY PURCHASERS

(a)	The execution, delivery and performance by the Standby Purchaser of this Agreement:

(i)	does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, any of the terms or provisions of which he is a party or pursuant to which any of his assets or property may be affected;

(ii)	does not (or would not with the giving of notice, the lapse of time or the happening of any other event of condition) result in a breach of or a violation of, or constitute a default under, or conflict with, any provision of any indenture, mortgage, agreement, contract or other instrument to which the Standby Purchaser is a party or by which the Standby Purchaser is bound; and

(iii)	will not result in the violation of any applicable Law.

(b)	This Agreement has been duly executed and delivered by the Standby Purchaser and constitutes a legal, valid and binding obligation of the Standby Purchaser, enforceable against him in accordance with its terms, subject only to (i) any limitation under applicable Laws relating to bankruptcy, insolvency, arrangement or other laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(c)	No consent, approval, order or authorisation of, or declaration with, any Governmental Entity is required by or with respect to the Standby Purchaser or any of his Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions by the Standby Purchaser contemplated hereby, other than consents, approvals, or authorisations that may be required by the Securities Laws of any Qualifying Jurisdictions.

(d)	The Standby Purchaser has, and on the Closing Date will have (regardless of the number of Rights that are exercised by the holders of Rights prior to the Expiry Time), the financial ability and sufficient funds to make and complete the payment for all of the Standby Purchaser Shares and Standby Purchaser Rights Offering Shares that he has committed to purchase pursuant to the Subscription Commitment and the availability of such funds is not and will not be subject to the consent, approval or authorisation of any other Person(s). Each Standby Purchaser acknowledges and covenants that he shall, in connection with Section 6.1 of National Instrument 45-101 – Rights Offerings, deliver to Maudore satisfactory evidence of the foregoing for delivery to the Canadian Securities Commissions at or prior to the time of filing of the Prospectus with the Canadian Securities Commissions.

(e)	The Standby Purchaser, together with his Affiliates, directly or indirectly, is the beneficial owner of, or exercises direction or control over, (i) nil Common Shares (in the case of Mr. Struble), (ii) 110,000 Common Shares (in the case of Mr. Fowlie), (iii) 1,140,448 Common Shares (in the case of Mr. Tomlinson), and does not have any other exposure to or interests in any other Common Shares or securities of Maudore.

(f)	Each of the Standby Purchasers is currently an officer or a director of Maudore and is fully familiar with Maudore and has had access to such information concerning Maudore as he has considered necessary to enter into this Agreement and to undertake his obligations hereunder.

(g)	The Standby Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Standby Purchaser Rights Offering Shares and the Standby Shares that the Standby Purchaser is obliged to purchase pursuant to Section 2.2 (subject to the provisions hereof) and is able to bear the economic risks of such investment.

(h)	If required under applicable Laws or Securities Laws or under the rules and policies of the TSXV, the Standby Purchaser will execute, deliver and file and otherwise assist Maudore in filing all required reports and all other required documents with respect to the issue of the Rights, Standby Purchaser Rights Offering Shares and Standby Purchaser Shares, provided that Maudore acknowledges and agrees that it has not engaged any of the Standby Purchasers to act as underwriters (as defined under applicable Securities Laws) and the Standby Purchasers will not be required to sign a certificate in the Prospectus in that capacity or any other capacity.

(i)	The Standby Purchaser is acquiring the Standby Purchaser Rights Offering Shares and the Standby Purchaser Shares as principal and for investment and not with a view to, and has not offered or sold any Standby Purchaser Rights Offering Shares or Standby Purchaser Shares in connection with, the sale or distribution thereof.

(j)	The Standby Purchaser shall, for so long as he holds any Standby Purchaser Rights Offering Shares or Standby Purchaser Shares, offer or sell such securities only (a) pursuant to an exemption from, or in a manner not requiring registration or delivery of a prospectus under, the registration and prospectus delivery requirements of the 1933 Act, including without limitation Section 5 thereof and (b) in a manner not requiring any filing with, or authorisation, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency pursuant to U.S. state securities or blue sky laws.

(k)	Either:

(i)	the Standby Purchaser is not a person in the United States and is acquiring or will acquire any Standby Purchaser Rights Offering Shares and any Standby Purchaser Shares in accordance with Rule 903 of Regulation S under the 1933 Act, or

(ii)	the Standby Purchaser:

(A)	understands that any Standby Purchaser Rights Offering Shares acquired by him and any Standby Purchaser Shares acquired by him (collectively, the “Acquired Shares”) have not been and will not be registered under the 1933 Act and that the sale to him contemplated hereby is being made in reliance on a private placement exemption to “accredited investors” specified in Rule 501(a) of Regulation D under the 1933 Act (“Accredited Investors”);

(B)	has received a copy, for his information only, of the Prospectus and has had access to such additional information, if any, concerning Maudore as he has considered necessary in connection with his investment decision to invest in the Acquired Shares;

(C)	has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his investment in the Acquired Shares and is able to bear the economic risks of such investment;

(D)	is an Accredited Investor;

(E)	acknowledges that he has not purchased the Acquired Shares as a result of any general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(F)	agrees that he will not offer, sell or otherwise transfer any of such Acquired Shares, directly or indirectly, unless:

(i)	the sale is to Maudore; or

(ii)	the sale is made outside the United States in compliance with the requirements of Rule 904 of Regulation S and in compliance with applicable local laws and regulations; or

(iii)	the sale is made pursuant to an exemption from registration under the 1933 Act provided by Rule 144 thereunder, if available; or

(iv)	the sale is made in a transaction that does not require registration under the 1933 Act or any applicable United States state laws and regulations governing the offer and sale of securities, and he has furnished to Maudore an opinion of counsel of recognised standing or other documentation reasonably satisfactory to Maudore;

(G)	understands and acknowledges that upon the original issuance of the Acquired Shares, and until such time as is no longer required under applicable requirements of the 1933 Act or applicable state laws, all certificates representing the Acquired Shares, and all certificates issued in exchange therefor or in substitution thereof, shall bear, on the face of such certificates, the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER

HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, OR (D) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH CERTAIN OTHER PROCEDURES SATISFACTORY TO THE CORPORATION. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA. A NEW CERTIFICATE, BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY”, MAY BE OBTAINED FROM CST TRUST COMPANY. UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO CST TRUST COMPANY AND THE CORPORATION, TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT;

provided, that if the Common Shares are being sold in compliance with the requirements of Rule 904 of Regulation S and applicable Canadian laws and regulations, the legend may be removed by providing a declaration to CST Trust Company, as registrar and transfer agent for the Common Shares, to the following effect (or as Maudore may prescribe from time to time):

“The undersigned (A) acknowledges that the sale of the Common Shares to which this declaration relates is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and (B) certifies that (1) it is not an “affiliate” (as defined in Rule 405 under the U.S. Securities Act) of Maudore, (2) the offer of such Common Shares was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believed that the buyer was outside the United States or (b) the transaction was executed on or through the facilities of the Toronto Stock Exchange or the TSX Venture Exchange and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States, (3)

neither the seller nor any person acting on its behalf engaged in any directed selling efforts in connection with the offer and sale of such Common Shares, (4) the sale is bona fide and not for the purpose of “washing off” the resale restrictions imposed because the securities are “restricted securities” (as that term is defined in Rule 144(a)(3) under the U.S. Securities Act); (5) the seller does not intend to replace such securities with fungible unrestricted securities of Maudore Minerals Ltd.; and (6) the contemplated sale is not a transaction, or part of a series of transactions, which, although in technical compliance with Regulation S under the U.S. Securities Act, is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act. Terms used herein have the meanings given to them by Regulation S;”

provided, further, that, if any such Common Shares are being sold pursuant to Rule 144 of the 1933 Act, the legend may be removed by delivery to CST Trust Company of an opinion of counsel, of recognised standing reasonably satisfactory to Maudore, to the effect that such legend is no longer required under applicable requirements of the 1933 Act or state securities laws or other documentation reasonably satisfactory to CST Trust Company and Maudore.